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METLIFE ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2006 RESULTS
— Real Estate Gains Contribute to 4th Quarter Net Income
Available to Common Shareholders of $4.95 Per Diluted Common Share —
— 4th Quarter Operating Earnings Available to Common Shareholders of $1.36 Per Diluted Common Share —
— 2006 Net Income Available to Common Shareholders of $7.99 Per Diluted Common Share —
— 2006 Operating Earnings Available to Common Shareholders of $5.21 Per Diluted Common Share —
NEW YORK, February 13, 2007 — MetLife, Inc. (NYSE: MET) today reported record fourth quarter 2006 net income available to common shareholders of $3.8 billion, or $4.95 per diluted common share, compared with $677 million, or $0.88 per diluted common share, for the fourth quarter of 2005. MetLife also reported that net income available to common shareholders for 2006 was a record $6.2 billion, or $7.99 per diluted common share, compared with $4.7 billion, or $6.16 per diluted common share, for 2005.

	For the three months		For the year
	ended December 31,		ended December 31,
	2006	2005	2006	2005
	(In millions, except per diluted common share data)
Net income available to common shareholders	$3,829	$677	$6,159	$4,651
Net income available to common shareholders per diluted common share	$4.95	$0.88	$7.99	$6.16
Operating earnings available to common shareholders[1]	$1,053	$799	$4,018	$3,271
Operating earnings available to common shareholders per diluted common share[1]	$1.36	$1.04	$5.21	$4.33

Book value per diluted common share			$41.21	$35.83
Book value per diluted common share, excluding accumulated other comprehensive income[1]			$39.76	$33.29

[1]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (“GAAP”). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures section below, as well as in the tables that accompany this release.

Fourth Quarter Highlights
•	Earned record total premiums, fees and other revenues of $8.6 billion, up 10% from the prior year period

•	Reached $527.7 billion in total assets

•	Achieved record operating earnings available to common shareholders in Individual Business and Auto & Home segments

•	Completed sale of Peter Cooper Village and Stuyvesant Town for $5.4 billion
Operating earnings available to common shareholders for the fourth quarter of 2006 were $1.1 billion, or $1.36 per diluted common share, compared with $799 million, or $1.04 per diluted common share, for the prior year period.
“MetLife had a great quarter as total revenues reached a record level and operating earnings available to common shareholders increased 32% over the prior year period,” said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. “Total assets grew 10% over the fourth quarter of 2005. We continue to focus on growing our core businesses as we capitalize on our broad distribution reach to provide competitive products to both our institutional and individual clients.”
Full Year Highlights
•	Earned record total premiums, fees and other revenues of $32.6 billion, up 9% from the prior year

•	Grew book value per diluted common share, excluding accumulated other comprehensive income, 19% from the prior year to $39.76 per diluted common share

•	Achieved record operating earnings available to common shareholders in Institutional Business, Individual Business and Auto & Home segments

•	Strong investment performance
Operating earnings available to common shareholders for 2006 were $4.0 billion, or $5.21 per diluted common share, compared with $3.3 billion, or $4.33 per diluted common share, for 2005.
“With a 23% increase in full year 2006 operating earnings available to common shareholders over 2005’s results, MetLife delivered solid financial performance during the year. In addition to achieving record net income and operating earnings available to common shareholders during the year, we also continued to leverage our strong brand name and financial strength to solidify and grow our leading U.S. market positions while also expanding our businesses in several international markets,” added Henrikson.
Fourth Quarter Segment Overview
Reconciliations of segment net income available to common shareholders to segment operating earnings available to common shareholders are provided in the tables that accompany this release.
Institutional Business Earnings up 13%
Institutional Business operating earnings available to common shareholders for the fourth quarter of 2006 were $441 million, compared with $389 million in the prior year period. During the quarter, the segment delivered strong top line growth and also benefited from higher net investment income. The increase in earnings was slightly offset by a charge of $16 million, net of income tax, which represents costs associated with a previously announced regulatory settlement. This charge primarily impacted group life results.

Retirement & savings earnings were up 30% compared with the fourth quarter of 2005, primarily due to higher interest spreads. The business benefited from strong net investment income and a 7% increase in the general account asset base. During the quarter, the general account and separate account balances for retirement & savings reached a combined record of $117.6 billion.
Non-medical health & other earnings increased 21% due to growth in the business and favorable net investment income. Non-medical health & other premiums, fees and other revenues were up 8% over the prior year period, reflecting growth across all product lines, especially in dental and disability.
Group life earnings of $95 million were down compared with the prior year period. Underlying growth in the business and stronger interest spreads were offset by higher expenses, including the above-mentioned charge.
Individual Business Earnings up 33%
Individual Business operating earnings available to common shareholders were a record $415 million in the fourth quarter of 2006, compared with $312 million in the prior year period. This increase was due, in part, to growth in the business, strong net investment income and an increase of $35 million, net of income tax, due to deferred acquisition cost adjustments in the life and annuity businesses.
Total life earnings almost doubled compared with the fourth quarter of 2005 as the business benefited from favorable mortality and higher net investment income. Total life first year premiums and deposits were down compared with the prior year period due primarily to a decline in universal life sales in the independent channel.
Annuity earnings increased 10% over the prior year period, reflecting a 16% increase in separate account fees and wider general account spreads, which benefited from strong net investment income. Total annuity premiums and deposits were $3.9 billion in the fourth quarter of 2006 and total annuity assets reached a record $127.2 billion.
Auto & Home Earnings up 42%
Auto & Home operating earnings available to common shareholders were a record $115 million in the fourth quarter of 2006, compared with $81 million in the prior year period. Auto & Home’s strong performance during the quarter was due to favorable claim development related to prior accident years of $52 million, net of income tax (compared to $18 million, net of income tax, in the prior year period), lower catastrophes compared with the prior year period and lower auto claim frequencies.
International
International operating earnings available to common shareholders were $15 million in the fourth quarter of 2006, compared with $48 million in the prior year period. Operating earnings for the quarter were impacted by start-up expenses in the United Kingdom associated with the retail annuity business; a charge of $50 million, net of income tax, related to loss recognition in Taiwan due to the effects of a continuing low interest rate environment; and a charge of $11 million, net of income tax, related to the December 2006 closing of the agency distribution channel in Taiwan. These items were partially offset by an increase in earnings of $38 million, net of income tax, in South Korea resulting from the implementation of a more refined reserve valuation system.
During the quarter, the segment had solid growth in premiums, fees and other revenues. In Japan, MSI MetLife continued its strong performance with annuity sales of $1.6 billion, up 20% over the prior year period on a yen basis.

Investments
MetLife’s investment portfolio continued to deliver strong results in the fourth quarter of 2006. Variable investment income was higher than expected and driven primarily by strong corporate joint venture income.
During the fourth quarter of 2006, MetLife completed the sale of its Peter Cooper Village and Stuyvesant Town properties for $5.4 billion. The sale resulted in a gain of approximately $3 billion, net of income tax.
Corporate Events
Share Repurchase
For the quarter ended December 31, 2006, MetLife repurchased through its share repurchase program 8.6 million shares of common stock at an aggregate cost of $500 million. A portion of the repurchases were made under an accelerated share repurchase arrangement, through which MetLife repurchased 4 million shares at a cost of $232 million. At December 31, 2006, MetLife had $216 million remaining on its existing share repurchase authorization. In February 2007, MetLife paid a cash adjustment related to the accelerated share repurchase of $8 million for a final purchase price of $240 million.
MetLife Foundation Contribution
During the fourth quarter, MetLife made a $30 million contribution to MetLife Foundation, the company’s non-profit organization. This item is recorded in Corporate & Other in other expenses.
Statement of Position 05-1
During the first quarter of 2007, MetLife will be adopting the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 05-1, which provides accounting guidance on deferred acquisition costs (DAC) associated with the replacement or significant modification of an insurance policy or annuity contract. The adoption is estimated to result in a reduction in DAC of between $275 million to $350 million, net of income tax, and will be recorded as a reduction to retained earnings. MetLife estimates that this adoption may result in a reduction to 2007 operating earnings of up to $35 million, net of income tax.
Earnings Conference Call
MetLife will hold its fourth quarter 2006 earnings conference call and audio Webcast on Wednesday, February 14, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003. To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Wednesday, February 14, 2007, until Wednesday, February 21, 2007, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 858374. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Non-GAAP and Other Financial Disclosures
MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends which are recorded in Corporate & Other. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders. Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.

	For the three months ended December 31,
	2006		2005
	(In millions, except per diluted common share data)
Net income available to common shareholders	$3,829	$4.95	$677	$0.88

Net investment (gains) losses, net of income tax[1]	(2,803)	(3.63)	146	0.20
Adjustments related to net investment (gains) losses, net of income tax[2]	29	0.04	(12)	(0.02)
Discontinued operations, net of income tax[3]	(2)	—	(12)	(0.02)

Operating earnings available to common shareholders	$1,053	$1.36	$799	$1.04

(1) Net investment (gains) losses, net of income tax, includes (gains) losses on sales of real estate and real estate joint ventures related to discontinued operations of $(3,021) million and $(100) million for the three months ended December 31, 2006 and 2005, respectively, and excludes (gains) losses of $(56) million and $(23) million for the three months ended December 31, 2006 and 2005, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.
(2) Adjustments related to net investment (gains) losses, net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.
(3) Discontinued operations, net of income tax, excludes (gains) losses from discontinued operations related to real estate and real estate joint ventures.

	For the year ended December 31,
	2006		2005
	(In millions, except per diluted common share data)
Net income available to common shareholders	$6,159	$7.99	$4,651	$6.16
Net investment (gains) losses, net of income tax[1]	(2,035)	(2.64)	(1,257)	(1.67)
Adjustments related to net investment (gains) losses, net of income tax[2]	(74)	(0.10)	45	0.06

Discontinued operations, net of income tax[3]	(32)	(0.04)	(168)	(0.22)

Operating earnings available to common shareholders	$4,018	$5.21	$3,271	$4.33

Book value per diluted common share	$41.21		$35.83
Accumulated other comprehensive (income) loss per diluted common share	(1.45)		(2.54)

Book value per diluted common share, excluding accumulated other comprehensive income/loss	$39.76		$33.29

(1)	Net investment (gains) losses, net of income tax, includes (gains) losses on sales of real estate and real estate joint ventures related to discontinued operations of $(3,079) million and $(1,369) million for the full year ended December 31, 2006 and 2005, respectively, and excludes (gains) losses of $(186) million and $(63) million for the full year ended December 31, 2006 and 2005, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

(2)	Adjustments related to net investment (gains) losses, net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(3)	Discontinued operations, net of income tax, excludes (gains) losses from discontinued operations related to real estate and real estate joint ventures.
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of MetLife, Inc. and its subsidiaries, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.
Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company’s products or services; (ix) downgrades in the company’s and its affiliates’ claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xv) other risks and uncertainties described from time to time in the company’s filings with the Securities and Exchange Commission. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
For a copy of MetLife’s Quarterly Financial Supplement, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
Unaudited
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Premiums	$6,979	$6,346	$26,412	$24,860
Universal life and investment-type product policy fees	1,232	1,112	4,780	3,828
Net investment income	4,598	4,104	17,192	14,817
Other revenues	360	323	1,362	1,271
Net investment gains (losses)	(276)	(361)	(1,350)	(93)

Total revenues	12,893	11,524	48,396	44,683

Policyholder benefits and claims	6,983	6,488	26,431	25,506
Interest credited to policyholder account balances	1,407	1,161	5,246	3,925
Policyholder dividends	433	418	1,701	1,679
Other expenses	3,003	2,676	10,797	9,267

Total expenses	11,826	10,743	44,175	40,377

Income from continuing operations before provision for income tax	1,067	781	4,221	4,306
Provision for income tax	261	203	1,116	1,228

Income from continuing operations	806	578	3,105	3,078
Income from discontinued operations, net of income tax	3,057	131	3,188	1,636

Net income	3,863	709	6,293	4,714
Preferred stock dividends	34	32	134	63

Net income available to common shareholders	$3,829	$677	$6,159	$4,651

Operating Earnings Available to Common Shareholders Reconciliation

Net income available to common shareholders	$3,829	$677	$6,159	$4,651
Net investment gains (losses)	4,336	(234)	3,149	1,947
Minority interest — net investment gains (losses)	(2)	3	—	(9)
Net investment gains (losses) tax provision	(1,531)	85	(1,114)	(681)

Net investment gains (losses), net of income tax (1) (2)	2,803	(146)	2,035	1,257
Adjustments related to universal life and investment-type product policy fees	3	—	(6)	—
Adjustments related to policyholder benefits and dividends	(98)	(9)	(110)	(80)
Adjustments related to other expenses	49	30	231	13
Adjustments related to tax benefit (provision)	17	(9)	(41)	22

Adjustments related to net investment gains (losses), net of income tax (3)	(29)	12	74	(45)
Discontinued operations, net of income tax (4)	2	12	32	168

Operating earnings available to common shareholders	$1,053	$799	$4,018	$3,271

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $56 million and $23 million for the three months ended December 31, 2006 and 2005, respectively, and $186 million and $64 million for the year ended December 31, 2006 and 2005, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $3,021 million and $100 million for the three months ended December 31, 2006 and 2005, respectively, and $3,079 million and $1,369 million for the year ended December 31, 2006 and 2005, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Other Financial Data:
Net income available to common shareholders	$3,829	$677	$6,159	$4,651
Operating earnings available to common shareholders	$1,053	$799	$4,018	$3,271
Total assets (billions)	$527.7	$481.6	$527.7	$481.6

Individual Business Sales Data:
Total first year life premiums and deposits	$248	$360	$1,089	$1,137
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$191	$306	$886	$932
Total annuity deposits	$3,672	$3,570	$15,275	$12,230

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	773.1	769.0	770.7	755.3
Operating earnings available to common shareholders per common share — diluted	$1.36	$1.04	$5.21	$4.33
Net income available to common shareholders per common share — diluted	$4.95	$0.88	$7.99	$6.16

MetLife, Inc.
Balance Sheet Data
December 31, 2006 (Unaudited) and December 31, 2005 (Audited)
(In millions)

	December 31,	December 31,
	2006	2005
Balance Sheet Data:
General account assets	$383,350	$353,776
Separate account assets	144,365	127,869

Total assets	$527,715	$481,645

Policyholder liabilities (including amounts in closed block)	$272,194	$262,371
Short-term debt	1,449	1,414
Long-term debt	9,979	9,489
Junior subordinated debt securities	3,780	2,533
Shares subject to mandatory redemption	278	278
Other liabilities	61,872	48,590
Separate account liabilities	144,365	127,869

Total liabilities	493,917	452,544

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,454	17,274
Retained earnings	16,574	10,865
Treasury stock	(1,357)	(959)
Accumulated other comprehensive income	1,118	1,912

Total stockholders’ equity	33,798	29,101

Total liabilities and stockholders’ equity	$527,715	$481,645

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Total Institutional Operations
Net income available to common shareholders	$259	$280	$1,167	$1,562
Net investment gains (losses), net of income tax	(168)	(97)	(520)	112
Adjustments related to net investment gains (losses), net of income tax	(14)	(12)	(13)	5

Operating earnings available to common shareholders	$441	$389	$1,700	$1,445

Institutional Operations
Group Life
Net income available to common shareholders	$69	$81	$345	$364
Net investment gains (losses), net of income tax	(26)	(38)	(85)	(41)
Adjustments related to net investment gains (losses), net of income tax	—	1	4	5

Operating earnings available to common shareholders	$95	$118	$426	$400

Retirement & Savings
Net income available to common shareholders	$124	$147	$544	$943
Net investment gains (losses), net of income tax	(140)	(61)	(390)	137
Adjustments related to net investment gains (losses), net of income tax	(8)	(2)	(21)	6

Operating earnings available to common shareholders	$272	$210	$955	$800

Non-Medical Health & Other
Net income available to common shareholders	$66	$52	$278	$255
Net investment gains (losses), net of income tax	(2)	2	(45)	16
Adjustments related to net investment gains (losses), net of income tax	(6)	(11)	4	(6)

Operating earnings available to common shareholders	$74	$61	$319	$245

Total Individual Operations
Net income available to common shareholders	$351	$236	$1,264	$1,498
Net investment gains (losses), net of income tax	(88)	(115)	(404)	238
Adjustments related to net investment gains (losses), net of income tax	24	39	125	8

Operating earnings available to common shareholders	$415	$312	$1,543	$1,252

Individual Operations
Traditional Life
Net income available to common shareholders	$124	$92	$341	$640
Net investment gains (losses), net of income tax	3	15	(103)	315
Adjustments related to net investment gains (losses), net of income tax	1	20	56	(9)

Operating earnings available to common shareholders	$120	$57	$388	$334

Variable & Universal Life
Net income available to common shareholders	$69	$23	$245	$156
Net investment gains (losses), net of income tax	3	(22)	(44)	(33)
Adjustments related to net investment gains (losses), net of income tax	3	10	15	13

Operating earnings available to common shareholders	$63	$35	$274	$176

Annuities
Net income available to common shareholders	$164	$119	$671	$675
Net investment gains (losses), net of income tax	(86)	(99)	(237)	(33)
Adjustments related to net investment gains (losses), net of income tax	20	9	54	4

Operating earnings available to common shareholders	$230	$209	$854	$704

Other
Net income (loss) available to common shareholders	$(6)	$2	$7	$27
Net investment gains (losses), net of income tax	(8)	(9)	(20)	(11)

Operating earnings (losses) available to common shareholders	$2	$11	$27	$38

Total Auto & Home
Net income available to common shareholders	$120	$79	$416	$224
Net investment gains (losses), net of income tax	5	(2)	2	(8)

Operating earnings available to common shareholders	$115	$81	$414	$232

Auto & Home
Auto
Net income available to common shareholders	$99	$47	$318	$218
Net investment gains (losses), net of income tax	3	(2)	1	(6)

Operating earnings available to common shareholders	$96	$49	$317	$224

Homeowners & Other
Net income available to common shareholders	$21	$32	$98	$6
Net investment gains (losses), net of income tax	2	—	1	(2)

Operating earnings available to common shareholders	$19	$32	$97	$8

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
International
Net income available to common shareholders	$(16)	$30	$200	$192
Net investment gains (losses), net of income tax	4	(4)	13	4
Adjustments related to net investment gains (losses), net of income tax	(35)	(14)	(37)	(50)
Discontinued operations, net of income tax	—	—	—	5

Operating earnings available to common shareholders	$15	$48	$224	$233

Reinsurance
Net income available to common shareholders	$35	$28	$118	$92
Net investment gains (losses), net of income tax	6	(2)	4	14
Adjustments related to net investment gains (losses), net of income tax	(4)	(1)	(1)	(8)

Operating earnings available to common shareholders	$33	$31	$115	$86